As filed with the Securities and Exchange Commission on June 6, 2011

Registration No. 333− 171882

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HANCOCK HOLDING COMPANY

(Exact name of registrant as specified in its charter)

MISSISSIPPI	6022	64-0693170
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
	ONE HANCOCK PLAZA, 2510 14TH STREET GULFPORT, MISSISSIPPI 39501 (228) 868-4000 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Joy Lambert Phillips
General Counsel
One Hancock Plaza, 2510 14th Street
Gulfport, Mississippi 39501
(228) 868-4000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Nicholas G. Demmo Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000	L. Keith Parsons J. Andrew Gipson Watkins Ludlam Winter & Stennis, P.A. 190 E. Capitol Street, Suite 800 Jackson, MS 39201 (601) 949-4900	Randolph A. Moore III Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309 (404) 881-7000

Approximate Date of Commencement of Proposed Sale of the Securities to the Public:  The merger of Whitney Holding Corporation with and into Hancock Holding Company was consummated effective June 4, 2011.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer  ☒                                                                                                                                                                                                                         Accelerated filer ☐
Non-accelerated filer   ☐                                                                                                                                                                                                         Smaller reporting company☐

EXPLANATORY NOTE

This post–effective Amendment No. 1 to Hancock Holding Company’s Registration Statement on Form S–4 (Registration No. 333-171882) originally filed with the Securities and Exchange Commission on January 26, 2011 (as amended by Amendment No. 1, filed March 3, 2011, Amendment No. 2, filed March 25, 2011, and Amendment No. 3, filed March 31, 2011), is being filed for the sole purpose of amending the exhibit index to include Exhibits No. 8.3, 8.4, 23.12 and 23.13 filed herewith.

Item 21.  Exhibits and Financial Statement Schedules

2.1          Agreement and Plan of Merger between Hancock Holding Company and Whitney Holding Corporation dated December 21, 2010 (attached as Appendix A to the Joint Proxy Statement/Prospectus contained in this S-4 Registration Statement).

3.1          Amended and Restated Articles of Incorporation dated November 8, 1990 (filed as Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 1990 and incorporated herein by reference).

3.2          Amended and Restated Bylaws dated November 8, 1990 (filed as Exhibit 3.2 to the Registrant’s Form 10-K for the year ended December 31, 1990 and incorporated herein by reference).

3.3          Articles of Amendment to the Articles of Incorporation of Hancock Holding Company dated October 16, 1991 (filed as Exhibit 4.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 1991).

3.4          Articles of Correction filed with Mississippi Secretary of State on November 15, 1991 (filed as Exhibit 4.2 to the Registrant’s Form 10-Q for the quarter ended September 30, 1991).

3.5          Articles of Amendment to the Articles of Incorporation of Hancock Holding Company adopted February 13, 1992 (filed as Exhibit 3.5 to the Registrant’s Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

3.6          Articles of Correction, filed with Mississippi Secretary of State on March 2, 1992 (filed as Exhibit 3.6 to the Registrant’s Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

3.7          Articles of Amendment to the Articles of Incorporation adopted February 20, 1997 (filed as Exhibit 3.7 to the Registrant’s Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).

3.8          Articles of Amendment to the Articles of Incorporation adopted March 29, 2007 (filed as Exhibit 3.8 to the Registrant’s Form 10-K for the year ended December 31, 2008 and incorporated herein by reference).

4.1          Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989) (filed as Exhibit 4.1 to the Registrant’s Form 10-Q for the quarter ended March 31, 1989 and incorporated herein by reference).

5              Opinion of Watkins Ludlam Winter & Stennis, P.A. as to the validity of securities to be issued.*

8.1          Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters.*

8.2          Opinion of Alston & Bird LLP as to tax matters.*

8.3          Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters (delivered to Hancock Holding Company at the closing of the merger).

8.4          Opinion of Alston & Bird LLP as to certain tax matters (delivered to Whitney Holding Corporation at the closing of the merger).

21           Subsidiaries of Hancock Holding Company (attached as Exhibit 21 to the Registrant’s Form 10-K for the year ended December 31, 2010 and incorporated herein by reference).

23.1        Consent of Richard B. Crowell.*

23.2        Consent of Hardy B. Fowler.*

23.3        Consent of Terence E. Hall.*

23.4        Consent of R. King Milling.*

23.5        Consent of Eric J. Nickelsen.*

23.6        Consent of PricewaterhouseCoopers LLP. *

23.7        Consent of PricewaterhouseCoopers LLP. *

23.8        Consent of KPMG LLP. *

23.9        Consent of Watkins Ludlam Winter & Stennis, P.A. (included in Exhibit 5).*

23.10      Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).*

23.11      Consent of Alston & Bird LLP (included in Exhibit 8.2).*

23.12      Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.3).

23.13      Consent of Alston & Bird LLP (included in Exhibit 8.4).

24           Power of Attorney of Hancock Holding Company.*

99.1        Form of Proxy of Whitney Holding Corporation.*

99.2        Form of Proxy of Hancock Holding Company.*

99.3        Consent of J.P. Morgan Securities LLC.*

99.4        Consent of Morgan Stanley & Co. Incorporated.*

______________

* Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                      HANCOCK HOLDING COMPANY

By:    /S/ CARL J. CHANEY
Carl J. Chaney

President & Chief Executive Officer

Director

By:    /S/ JOHN M. HAIRSTON

John M. Hairston

Chief Executive Officer & Chief Operating Officer

Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ CARL J. CHANEY	President and Chief Executive Officer and Director (Principal Executive Officer)	June 6, 2011
Carl J. Chaney

/S/ JOHN M. HAIRSTON	Chief Executive Officer and Chief Operating Officer and Director (Principal Executive Officer)	June 6, 2011
John M. Hairston

/S/ MICHAEL M. ACHARY	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 6, 2011
Michael M. Achary

*
James B. Estabrook, Jr.	Chairman and Director	June 6, 2011

/s/ Alton G. Bankston
Alton G. Bankston	Director	June 6, 2011

*
Frank E. Bertucci	Director	June 6, 2011

/s/ Richard B. Crowell
Richard B. Crowell	Director	June 6, 2011

*
Don P. Descant	Director	June 6, 2011

/s/ Hardy B. Fowler
Hardy B. Fowler	Director	June 6, 2011

/s/ Terence E. Hall
Terence E. Hall	Director	June 6, 2011

*
Randy Hanna	Director	June 6, 2011

*
James H. Horne	Director	June 6, 2011

*
Jerry L. Levens	Director	June 6, 2011

/s/ R. King Milling
R. King Milling	Director	June 6, 2011

/s/ Eric J. Nickelsen
Eric J. Nickelsen	Director	June 6, 2011

/s/ Thomas Olinde
Thomas Olinde	Director	June 6, 2011

*
John H. Pace	Director	June 6, 2011

*
Christine L. Pickering	Director	June 6, 2011

/s/ Robert W. Roseberry
Robert W. Roseberry	Director	June 6, 2011

*
Anthony J. Topazi	Director	June 6, 2011

*By: /S/ CARL J. CHANEY
Carl J. Chaney Attorney-in-Fact Date: June 6 , 2011

                                                                                               INDEX TO EXHIBITS

Exhibit No.	Description
2.1

Agreement and Plan of Merger between Hancock Holding Company and Whitney Holding Corporation dated December 21, 2010 (attached as Appendix A to the Joint Proxy Statement/ Prospectus contained in this S-4 Registration Statement).

3.1	Amended and Restated Articles of Incorporation dated November 8, 1990 (filed as Exhibit 3.1 to the Registrant’s Form 10-K for the year ended December 31, 1990 and incorporated herein by reference).

3.2	Amended and Restated Bylaws dated November 8, 1990 (filed as Exhibit 3.2 to the Registrant’s Form 10-K for the year ended December 31, 1990 and incorporated herein by reference).

3.3	Articles of Amendment to the Articles of Incorporation of Hancock Holding Company dated October 16, 1991 (filed as Exhibit 4.1 to the Registrant’s Form 10-Q for the quarter ended September 30, 1991).

3.4	Articles of Correction filed with Mississippi Secretary of State on November 15, 1991 (filed as Exhibit 4.2 to the Registrant’s Form 10-Q for the quarter ended September 30, 1991).

3.5

Articles of Amendment to the Articles of Incorporation of Hancock Holding Company adopted February 13, 1992 (filed as Exhibit 3.5 to the Registrant’s Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

3.6

Articles of Correction, filed with Mississippi Secretary of State on March 2, 1992 (filed as Exhibit 3.6 to the Registrant’s Form 10-K for the year ended December 31, 1992 and incorporated herein by reference).

3.7

Articles of Amendment to the Articles of Incorporation adopted February 20, 1997 (filed as Exhibit 3.7 to the Registrant’s Form 10-K for the year ended December 31, 1996 and incorporated herein by reference).

3.8

Articles of Amendment to the Articles of Incorporation adopted March 29, 2007 (filed as Exhibit 3.8 to the Registrant’s Form 10-K for the year ended December 31, 2008 and incorporated herein by reference).

4.1

Specimen stock certificate (reflecting change in par value from $10.00 to $3.33, effective March 6, 1989) (filed as Exhibit 4.1 to the Registrant’s Form 10-Q for the quarter ended March 31, 1989 and incorporated herein by reference).

5	Opinion of Watkins Ludlam Winter & Stennis, P.A. as to the validity of securities to be issued.*

8.1	Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters.*

8.2	Opinion of Alston & Bird LLP as to tax matters.*

8.3	Opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters (delivered to Hancock Holding Company at the closing of the merger).

8.4	Opinion of Alston & Bird LLP as to certain tax matters (delivered to Whitney Holding Corporation at the closing of the merger).

21	Subsidiaries of Hancock Holding Company (attached as Exhibit 21 to the Registrant’s Form 10-K for the year ended December 31, 2010 and incorporated herein by reference).

23.1	Consent of Richard B. Crowell.*

23.2	Consent of Hardy B. Fowler.*

23.3	Consent of Terence E. Hall.*

23.4	Consent of R. King Milling.*

23.5	Consent of Eric J. Nickelsen.*

23.6	Consent of PricewaterhouseCoopers LLP. *

23.7	Consent of PricewaterhouseCoopers LLP. *

23.8	Consent of KPMG LLP. *

23.9	Consent of Watkins Ludlam Winter & Stennis, P.A. (included in Exhibit 5).*

23.10	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.1).*

23.11	Consent of Alston & Bird LLP (included in Exhibit 8.2).*

23.12	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 8.3).

23.13	Consent of Alston & Bird LLP (included in Exhibit 8.4).

24	Power of Attorney of Hancock Holding Company.*

99.1	Form of Proxy of Whitney Holding Corporation.*

99.2	Form of Proxy of Hancock Holding Company.*

99.3	Consent of J.P. Morgan Securities LLC.*

99.4	Consent of Morgan Stanley & Co. Incorporated.*

* Previously filed.